UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

April 27, 2011

USANA HEALTH SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Utah

(State or other jurisdiction of incorporation)

0-21116	87-0500306
(Commission File No.)	(IRS Employer Identification
Number)

3838 West Parkway Boulevard
Salt Lake City, Utah 84120
(Address of principal executive offices, Zip Code)

Registrant’s telephone number, including area code: (801) 954-7100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement

On April 27, 2011, USANA Health Sciences, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. (the “Lender”), which supercedes and replaces the Credit Agreement dated as of June 18, 2004 between the Company and the Lender.  Pursuant to the terms and conditions of the Credit Agreement, the Company may borrow up to $60 million from the Lender under an unsecured, five-year, revolving credit facility. Although the Company’s obligations under the Credit Agreement are unsecured, certain subsidiaries of the Company have guaranteed the Company’s obligations under the Credit Agreement.  Loans under the Credit Agreement may be used by the Company for general working capital purposes and will bear interest at a rate equal to the applicable LIBOR plus 1.25% or the Base Rate plus 0.25% (as defined in the Credit Agreement). The term of the Credit Agreement expires in May 2016.

The Credit Agreement includes customary representations, warranties, and covenants (both negative and affirmative covenants), including financial covenants which require the Company to maintain consolidated rolling four-quarter adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITA”) equal to or greater than $60 million, and a ratio of consolidated funded debt to adjusted EBITDA of 2.0 to 1.0 at the end of each quarter. The Credit Agreement also contains customary events of default, indemnification provisions and remedies for the Lender in the event of the Company’s default.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as an exhibit to this report.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

(d)         Exhibits

Exhibit 10.17   Amended and Restated Credit Agreement, dated as of April 27, 2011 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USANA HEALTH SCIENCES, INC.

	By:	/s/ Jeffrey A. Yates

Jeffrey A. Yates, Chief Financial Officer

Date: April 27, 2011